Exhibit 3.1

PACIFIC DRILLING S.A.

Société anonyme

Registered Office:	16 Avenue Pasteur
L-2310 Luxembourg
Share Capital:	US$ 50,000

CONSTITUTION DE SOCIETE DU 11 MARS 2011 NUMERO

In the year 2011, on the eleventh day of March,

Before us, Maître Elvinger, notary residing in Luxembourg, Grand Duchy of Luxembourg.

THERE APPEARED:

Quantum Pacific Gibraltar Limited a company incorporated under the laws of Gibraltar, having its registered office at 57/63 Line Wall Road, Gibraltar registered under number 105501 here represented by Siobhán McCarthy, lawyer, whose professional address is 18 – 20 Rue Edward Steichen, L-2540 Luxembourg, by virtue of a power of attorney given under private seal.

The power of attorney, after signature ne varietur by the representative of the appearing party and the undersigned notary, will remain attached to this deed for the purpose of registration.

The appearing party represented as above, has requested the undersigned notary, to state, as follows, the articles of association of a public company limited by shares (société anonyme), which is hereby incorporated:

I. NAME – REGISTERED OFFICE – OBJECT – DURATION

Art.1.	Name

The name of the company is “Pacific Drilling S.A.” (the Company). The Company is a public company limited by shares (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, in particular the law of August 10, 1915, on commercial companies, as amended (the Law), and these articles of incorporation (the Articles).

Art.2.	Registered office

2.1.	The Company’s registered office is established in Luxembourg, Grand Duchy of Luxembourg. It may be transferred within that municipality by a resolution of the board of directors (the Board). It may be transferred to any other location in the Grand Duchy of Luxembourg by a resolution of the general meeting of shareholders (the General Meeting), acting in accordance with the conditions prescribed for the amendment of the Articles.

2.2.	Branches, subsidiaries or other offices may be established in the Grand Duchy of Luxembourg or abroad by a resolution of the Board. If the Board determines that extraordinary political or military developments or events have occurred or are imminent, and that those developments or events may interfere with the normal activities of the Company at its registered office, or with ease of communication between that office and persons abroad, the registered office may be temporarily transferred abroad until the developments or events in question have completely ceased. Any such temporary measures do not affect the nationality of the Company, which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg incorporated company.

Art.3.	Corporate object

3.1.	The Company’s object is the acquisition of participations, in Luxembourg or abroad, in any company or enterprise in any form whatsoever, and the management of those participations. The Company may in particular acquire, by subscription, purchase and exchange or in any other manner, any stock, shares and other participation securities, bonds, debentures, certificates of deposit and other debt instruments and, more generally, any securities and financial instruments issued by any public or private entity. It may participate in the creation, development, management and control of any company or enterprise. Further, it may invest in the acquisition and management of a portfolio of patents or other intellectual property rights of any nature or origin.

3.2.	The Company may borrow in any form. It may issue notes, bonds and any kind of debt and equity securities. It may lend funds, including, without limitation, the proceeds of any borrowings, to its subsidiaries, affiliated companies and any other companies. It may also give guarantees and pledge, transfer, encumber or otherwise create and grant security over some or all of its assets to guarantee its own obligations and those of any other company, and, generally, for its own benefit and that of any other company or person. For the avoidance of doubt, the Company may not carry out any regulated financial sector activities without having obtained the requisite authorisation.

3.3.	The Company may use any techniques, legal means and instruments to manage its investments efficiently and protect itself against credit risks, currency exchange exposure, interest rate risks and other risks.

3.4.	The Company may carry out any commercial, financial or industrial operation and any transaction with respect to real estate or movable property, which directly or indirectly, favours or relates to its corporate object.

Art.4.	Duration

4.1.	The Company is formed for an unlimited period.

4.2.	The Company is not to be dissolved by reason of the death, suspension of civil rights, incapacity, insolvency, bankruptcy or any similar event affecting one or more shareholders.

II. CAPITAL – SHARES

Art.5.	Capital

5.1.	The share capital is set at fifty thousand United States Dollars (US $50,000), represented by fifty thousand (50,000) shares in registered form without nominal value.

5.2.	The share capital may be increased or reduced once or more by a resolution of the General Meeting acting in accordance with the conditions prescribed for the amendment of the Articles.

5.3.	The Board is authorised, for a period of five (5) years from the date of the publication of the deed of incorporation, to:

(i)	increase the current share capital once or more up to fifty million United States dollars (US$50,000,000) by the issue of new shares having the same rights as the existing shares, or without any such issue;

(ii)	limit or withdraw the shareholders’ preferential subscription rights to the new shares, if any, and determine the persons who are authorised to subscribe to the new shares; and

(iii)	record each share capital increase by way of a notarial deed and amend the share register accordingly.

Art.6. Shares

6.1.	The shares are and will remain in registered form (actions nominatives).

6.2.	A register of shares is kept at the registered office and may be examined by any shareholder on request.

6.3.	A share transfer is carried out by the entry in the register of shares of a declaration of transfer, duly signed and dated by both the transferor and the transferee or their authorised representatives, following a notification to or acceptance by the Company, in accordance with Article 1690 of the Civil Code. The Company may also accept other documents recording the agreement between the transferor and the transferee as evidence of a share transfer.

6.4.	The shares are indivisible and the Company recognises only one (1) owner per share.

6.5.	The Company may redeem its own shares within the limits set forth by the Law.

III. MANAGEMENT – REPRESENTATION

Art.7. Board of directors

7.1.	Composition of the board of directors

(i)	The Company is managed by the Board, which is composed of at least three (3) members and not more than nine (9) members (save as provided for in Article 8). The directors need not be shareholders.

(ii)	The General Meeting appoints the directors, and determines their number and remuneration and the term of their mandate. Directors cannot be appointed for more than six (6) years and are re-eligible.

(iii)	Directors may be removed at any time, with or without cause, by a resolution of the General Meeting.

(iv)	If a legal entity is appointed as director, it must appoint a permanent representative to perform its duties. The permanent representative is subject to the same rules and incurs the same liabilities as if he had exercised its functions in its own name and on its own behalf, without prejudice to the joint and several liability of the legal entity which it represents.

(v)	Should the permanent representative be unable to perform its duties, the legal entity must immediately appoint another permanent representative.

(vi)	If the office of a director becomes vacant, the other directors, acting by a simple majority, may fill the vacancy on a provisional basis until a new director is appointed by the next General Meeting.

7.2.	Powers of the board of directors

(i)	All powers not expressly reserved to the shareholder(s) by the Law or the Articles fall within the competence of the Board, which has full power to carry out and approve all acts and operations consistent with the Company’s corporate object.

(ii)	The Board may delegate special and limited powers to one or more agents for specific matters and may also establish committees for certain specific purposes. Such committees may include, but are not limited to, an audit committee and a compensation committee.

(iii)	The Board is authorised to delegate the day-to-day management, and the power to represent the Company in this respect, to one or more directors, officers, managers or other agents, whether shareholders or not, acting either individually or jointly. If the day-to-day management is delegated to one or more directors, the Board must report to the annual General Meeting any salary, fee and/or any other advantage granted to those director(s) during the relevant financial year.

For the avoidance of doubt, it is noted that the following non-exhaustive list of matters shall not under any circumstances be regarded as coming within the scope of day-to-day management:

•	Approval of the accounts of the Company

•	Approval of the annual budget of the Company

•	Approval of Company policies

•	Approval of recommendations made by any Board committee

7.3.	Procedure

(i)	The Board must appoint a chairperson from among its members, and may choose a secretary who need not be a director and who will be responsible for keeping the minutes of the meetings of the Board and of General Meetings.

(ii)	The Board meets at the request of the chairperson or the majority of the Board of directors, at the place indicated in the notice, which in principle is in Luxembourg.

(iii)	Written notice of any Board meeting is given to all directors at least twenty-four (24) hours in advance, except in the case of an emergency whose nature and circumstances are set forth in the notice.

(iv)	No notice is required if all members of the Board are present or represented and state that they know the agenda for the meeting. A director may also waive notice of a meeting, either before or after the meeting. Separate written notices are not required for meetings which are held at times and places indicated in a schedule previously adopted by the Board.

(v)	A director may grant another director a power of attorney in order to be represented at any Board meeting.

(vi)	The Board may only validly deliberate and act if a majority of its members are present or represented. Board Resolutions are validly adopted if the majority of the members of the Board vote in their favour. The chairman has a casting vote in the event of a tie vote. Board resolutions are recorded in minutes signed by the chairperson, by all directors present or represented at the meeting, or by the secretary (if any).

(vii)	Any director may participate in any meeting of the Board by telephone or video conference, or by any other means of communication which allows all those taking part in the meeting to identify, hear and speak to each other. Participation by such means is deemed equivalent to participation in person at a duly convened and held meeting .

(viii)	Circular resolutions signed by all the directors (the Directors’ Circular Resolutions) are valid and binding as if passed at a duly convened and held Board meeting, and bear the date of the last signature.

(ix)	A director who has an interest in a transaction carried out other than in the ordinary course of business which conflicts with the interests of the Company must advise the Board accordingly and have the statement recorded in the minutes of the meeting. The director concerned may not take part in the deliberations concerning that transaction. A special report on the relevant transaction is submitted to the shareholders at the next General Meeting, before any vote on the matter.

7.4.	Representation

(i)	The Company is bound towards third parties in all matters by the joint signature of the majority of the Board.

(ii)	The Company is also bound towards third parties by the joint or single signature of any person to whom special signatory powers have been delegated.

Art.8.	Sole director

8.1.	Where the number of shareholders is reduced to one (1), the Company may be managed by a single director until the ordinary General Meeting following the introduction of an additional shareholder. In this case, any reference in the Articles to the Board or the directors should be read as a reference to that sole director, as appropriate.

8.2.	Transactions entered into by the Company which conflict with the interest of its sole director must be recorded in minutes. This does not apply to transactions carried out under normal circumstances in the ordinary course of business.

8.3.	The Company is bound towards third parties by the signature of the sole director or by the joint or single signature of any person to whom the sole director has delegated special signatory powers.

Art.9.	Liability of the directors

9.1.	The directors may not be held personally liable by reason of their mandate for any commitment they have validly made in the name of the Company’s name, provided those commitments comply with the Articles and the Law.

IV. SHAREHOLDER(S)

Art.10. General meetings of shareholders

10.1.	Powers and voting rights

(i)	Resolutions of the shareholders are adopted at a general meeting of shareholders (the General Meeting). The General Meeting has full powers to adopt and ratify all acts and operations which are consistent with the company’s corporate object.

(ii)	Each share gives entitlement to one (1) vote.

10.2.	Notices, quorum, majority and voting proceedings

(i)	General Meetings are held at the time and place specified in the notices.

(ii)	If all the shareholders are present or represented and consider themselves duly convened and informed of the agenda, the General Meeting may be held without prior notice.

(iii)	A shareholder may grant written power of attorney to another person, shareholder or otherwise, in order to be represented at any General Meeting.

(iv)	Any shareholder may participate in any General Meeting by telephone or video conference, or by any other means of communication which allows all those taking part in the meeting to identify, hear and speak to each other. Participation by such means is deemed equivalent to participation in person at the meeting.

(v)	Any shareholder may vote by using the forms provided to that effect by the Company. Voting forms contain the date, place and agenda of the meeting and the text of the proposed resolutions. For each resolution, the form must contain three boxes allowing for a vote for or against that resolution or an abstention. Shareholders must return the voting forms to the registered office. Only voting forms received prior to the General Meeting are taken into account for calculation of the quorum. Forms which indicate neither a voting intention nor an abstention are void.

(vi)	Resolutions of the General Meeting are passed by a simple majority vote, regardless of the proportion of share capital represented.

(vii)	An Extraordinary General Meeting may only amend the Articles if at least one-half of the share capital is represented and the agenda indicates the proposed amendments to the Articles, including the text of any proposed amendment to the Company’s object or form. If this quorum is not reached, a second General Meeting may be convened by means of notices published twice in the Mémorial and two Luxembourg newspapers, at an interval of at fifteen (15) days and fifteen (15) days before the meeting. These notices state the date and agenda of the General Meeting and the results of the previous General Meeting. The second General Meeting deliberates validly regardless of the proportion of capital represented. At both General Meetings, resolutions must be adopted by at least two-thirds of the votes cast.

(viii)	Any change in the nationality of the Company and any increase in a shareholder’s commitment in the Company require the unanimous consent of the shareholders and bondholders (if any).

Art.11. Sole shareholder

11.1.	When the number of shareholders is reduced to one (1), the sole shareholder exercises all powers granted by the Law to the General Meeting.

11.2.	Any reference to the General Meeting in the Articles is to be read as a reference to the sole shareholder, as appropriate.

11.3.	The resolutions of the sole shareholder are recorded in minutes.

V. ANNUAL ACCOUNTS – ALLOCATION OF PROFITS – SUPERVISION

Art.12. Financial year and approval of annual accounts

12.1.	The financial year begins on 1 January and ends on 31 December of each year.

12.2.	The Board prepares the balance sheet and profit and loss account annually, together with as an inventory stating the value of the Company’s assets and liabilities, with an annex summarising its commitments and the debts owed by its officers, directors and statutory auditors to the Company.

12.3.	One month before the Annual General Meeting, the Board provides the statutory auditors with a report on and documentary evidence of the Company’s operations. The statutory auditors then prepare a report stating their findings and proposals.

12.4.	The annual General Meeting is held at the registered office or in any other place within the municipality of the registered office, as specified in the notice, on the second Monday of May of each year at 10.00 a.m. If that day is not a business day in Luxembourg, the annual General Meeting is held on the following business day.

12.5.	The annual General Meeting may be held abroad if, in the Board’s, absolute and final judgement, exceptional circumstances so require.

Art.13.	Auditors

13.1.	The Company’s operations are supervised by one or more statutory auditors (commissaires).

13.2.	When so required by law, or when the Company so chooses, the Company’s operations are supervised by one or more approved external auditors (réviseurs d’entreprises agréés).

13.3.	The General Meeting appoints the statutory auditors (commissaires) / external auditors (réviseurs d’entreprises agréés), and determines their number and remuneration and the term of their mandate, which may not exceed six (6) years but may be renewed.

Art.14.	Allocation of profits

14.1.	Five per cent (5%) of the Company’s annual net profits are allocated to the reserve required by law. This requirement ceases when the legal reserve reaches an amount equal to ten per cent (10%) of the share capital.

14.2.	The General Meeting determines the allocation of the balance of the annual net profits. They may decide on the payment of a dividend, to transfer the balance to a reserve account, or to carry it forward in accordance with the applicable legal provisions.

14.3.	Interim dividends may be distributed at any time, under the following conditions:

(i)	the Board draws up interim accounts;

(ii)	the interim accounts show that sufficient profits and other reserves (including share premiums) are available for distribution; it being understood that the amount to be distributed may not exceed the profits made since the end of the last financial year for which the annual accounts have been approved, if any, increased by profits carried forward and distributable reserves, and reduced by losses carried forward and sums to be allocated to the legal or a statutory reserve;

(iii)	the decision to distribute interim dividends is made by the Board within two (2) months from the date of the interim accounts.

In their report to the Board, the statutory auditors (commissaires) or the approved external auditors (réviseurs d’entreprises agréés), as applicable, must verify whether the above conditions have been satisfied.

VI. DISSOLUTION – LIQUIDATION

15.1.	The Company may be dissolved at any time by a resolution of the General Meeting, acting in accordance with the conditions prescribed for the amendment of the Articles. The General Meeting appoints one or more liquidators, who need not be shareholders, to carry out the liquidation, and determines their number, powers and remuneration. Unless otherwise decided by the General Meeting, the liquidators have full powers to realise the Company’s assets and pay its liabilities.

15.2.	The surplus after realisation of the assets and payment of the liabilities is distributed to the shareholders in proportion to the shares held by each of them.

VII. GENERAL PROVISION

16.1.	Notices and communications may be made or waived and circular resolutions may be evidenced in writing, fax, email or any other means of electronic communication.

16.2.	Powers of attorney are granted by any of the means described above. Powers of attorney in connection with Board meetings may also be granted by a director, in accordance with such conditions as may be accepted by the Board.

16.3.	Signatures may be in handwritten or electronic form, provided they fulfil all legal requirements for being deemed equivalent to handwritten signatures. Signatures of circular resolutions or resolutions adopted by telephone or video conference are affixed to one original or several counterparts of the same document, all of which taken together constitute one and the same document.

16.4.	All matters not expressly governed by these Articles shall be determined in accordance with the applicable law and, subject to any non-waivable provisions of the law, with any agreement entered into by the shareholders from time to time.

TRANSITIONAL PROVISION

The first financial year begins on the date of this deed and ends on December 31, 2011.

SUBSCRIPTION AND PAYMENT

Quantum Pacific (Gibraltar) Limited, represented as stated above, subscribes to fifty thousand (50,000) shares in registered form without nominal value and agrees to pay them in full by a contribution in cash of fifty thousand United States dollars (US$ 50,000).

The amount of fifty thousand United States dollars (US$ 50,000) is at the Company’s disposal and evidence thereof has been given to the undersigned notary.

COSTS

The expenses, costs, fees and charges of any kind whatsoever to be borne by the Company in connection with its incorporation are estimated at approximately one thousand five hundred euro.

RESOLUTIONS OF THE SHAREHOLDERS

Immediately after the incorporation of the Company, the above appearing party, representing the entire subscribed share capital, adopted the following resolutions:

1.	The following are appointed as directors of the Company for a period of one year:

a)	Aidan J Foley, General Manager, born on December 8, 1976 in Waterford, Ireland residing professionally at16 Avenue Pasteur, L-2310 Luxembourg;

b)	Christian J Beckett, Company Director, April 4, 1968 in Leeds, the United Kingdom, residing professionally at 3050 Post Oak Bldv, Suite 150, Houston, Texas 77056 United States of America; and

c)	Ron Moskovitz, Company Director, born on February 2, 1963 in Haifa, Israel, residing professionally at 5th Floor, 28-29 Dover Street Mayfair, W1S 4NA, United Kingdom.

2.	KPMG Luxembourg of 9, Allée Scheffer L-2520 Luxembourg is appointed as statutory auditor (commisaire) of the Company for a period of one year.

3.	KPMG Luxembourg of 9, Allée Scheffer L-2520 Luxembourg is appointed as approved external auditors (réviseurs d’entreprises agréés) of the Company for a period of one year.

4.	The registered office of the Company is located at 16 Avenue Pasteur, L-2310 Luxembourg.

DECLARATION

The undersigned notary, who understands and speaks English, states that at the request of the appearing parties, this deed is drawn up in English, followed by a French version, and that in the case of divergences between the English text and the French text, the English text prevails.

WHEREOF this deed was drawn up in Luxembourg, on the day stated above.

This deed has been read to the representatives of the appearing parties, who have signed it together with the undersigned notary.